UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: Date of Earliest Event Reported:	February 12, 2008 February 12, 2008

BOISE CASCADE HOLDINGS, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-122770 (Commission File Number)	20-1478587 (IRS Employer Identification No.)

1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728
(Address of principal executive offices) (Zip Code)

(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure.

Boise Cascade, L.L.C. (“Boise Cascade”) currently intends to commence an Asset Disposition tender offer at par for a portion of its 7 1/8% Senior Subordinated Notes due 2014 (the “Boise Cascade Notes”) in accordance with the terms of the indenture governing the Boise Cascade Notes.  The company currently intends to commence the offer promptly following the closing of its pending asset sale transaction with Aldabra 2 Acquisition Corp. (“Aldabra”).  Aldabra’s shareholders voted on February 5, 2008, to approve its acquisition of Boise Cascade’s Paper and Packaging & Newsprint segments, as well as related operations.  In the Aldabra shareholder voting process, approximately 30% of the Aldabra shares eligible to vote elected to convert their shares to cash.  Because of the uncertainty related to the number of Aldabra shares that will ultimately be delivered for conversion, Boise Cascade will be unable to determine the final amount of Net Available Cash, as defined in the indenture for the Boise Cascade Notes, until the sale transaction closes.

Consistent with our previous announcement on October 24, 2007, the size of the Asset Disposition tender offer depends on, among other things, the aggregate amount of cash proceeds from the transaction, the amount of senior debt repaid from the proceeds, the expenses related to the transaction, the aggregate tax liability related to the transaction, and the requirements of the indenture governing the Boise Cascade Notes.  At this time, Boise Cascade’s current intent is to repay its existing asset securitization facility and senior secured credit facilities in full on the asset sale closing date and arrange a new $350 million asset-based revolving credit facility.  Based on preliminary estimates, Boise Cascade expects the Asset Disposition tender offer to exceed $150 million.  The asset sale transaction is expected to close during the last week of February, subject to closing conditions and the other factors listed from time to time in the SEC filings of both Boise Cascade Holdings, L.L.C. and Aldabra.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE HOLDINGS, L.L.C.

	By	/s/ Karen E. Gowland
Karen E. Gowland
Vice President, General Counsel and Corporate Secretary
Date: February 12, 2008